Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Release”), is between Tollgrade Communications, Inc., its successors, assigns, affiliates, parents and subsidiaries (referred to throughout this Release collectively as “Tollgrade” ) and Gary W. Bogatay, Jr. (referred to throughout this Release as “Executive” and more fully defined in Paragraph 4), which parties agree as follows:
Recitals
     WHEREAS, Executive began his employment with Tollgrade on October 18, 2008 as its Chief Financial Officer;
     WHEREAS, on March 17, 2009, Executive and Tollgrade entered into a Change in Control Agreement (the “CIC Agreement”) whereby Executive would be provided with certain benefits (“Termination Benefits”) if Executive’s employment was terminated under certain circumstances;
     WHEREAS, Executive and Tollgrade have agreed that it is in both their interests to amicably part ways and enter into this Separation Agreement and General Release;
     WHEREAS, this Release supersedes the CIC Agreement;
     WHEREAS, the parties wish to avoid any disputes between them and definitively set forth the terms of their separation; and
     WHEREAS, Executive and Tollgrade have mutually agreed to terminate Executive’s employment with Tollgrade effective as of September 18, 2009 (the “Termination Date”).
     IT IS THEREFORE, AGREED AS FOLLOWS:
Agreement
     1. Incorporation of Recitals. The foregoing recitals are incorporated herein by reference and are made a part of this Release.
     2. Separation Package For Executive. In consideration for signing this Release and compliance with the promises made herein, and after Tollgrade’s receipt of the executed Release and the expiration of the seven (7) day revocation period, as described in Paragraph 4(a)(v) of this Release, without Executive having revoked this Release, Executive will receive, for a period of one year, beginning on September 1, 2009:
     a. The equivalent of his now current annual salary (less lawful deductions, if applicable) and the continuation of his health insurance benefits (collectively the “Separation Package”).  Specifically, Executive will receive the equivalent of a salary of $215,000 per year until September 1, 2010 and Tollgrade will make payments to

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maintain the same or substantially similar health insurance benefits he now receives as an employee (either via maintenance of his current insured status or via making COBRA payments).
     b. The exact composition of cash payments Executive is to receive as part of the Separation Package will depend upon the availability of the payment of benefits to Executive under Tollgrade’s short term and long term disability insurance benefits available to him (his “Disability Benefits”).  Tollgrade will make up any short fall between the gross Disability Benefits and his regular salary. Such payments shall be subject to all applicable withholding requirements.
     c. Executive is required to, in good faith, make reasonable efforts to apply for, seek and maintain his eligibility for his Disability Benefits and shall keep Tollgrade informed as to any material developments regarding the same. For sake of clarity, Tollgrade has no obligations whatsoever regarding determining Executive’s eligibility for the Disability Benefits and Executive acknowledges the same.
     d. The cash payments Executive is to receive as part of the Separation Package shall be made periodically as provided for under the Disability Benefits and, if applicable, pursuant to Tollgrade’s payroll dates in accordance with Tollgrade’s prevailing payroll practices.
     e. It is understood that, due to the nature and circumstances of the varying sources of payments, periodic reconciliations may need to be conducted to ensure that the payments made are in conformance with the above-stated provisions. In the event of an under or over payment, each party agrees to promptly rectify such situation and remit or refund funds to/from the other party as the case may so require. The parties, by written agreement, may also agree to set off such funds from future required payments. Executive expressly agrees that, in the event of an overpayment, absent a written agreement to the contrary, he shall repay the required funds to Tollgrade within seven (7) days of written notification by Tollgrade of such overpayment. Executive expressly acknowledges that payments made to him in September 2009, because of the future payment of Disability Benefits during a time when Tollgrade was also, as a courtesy, continuing to pay his salary, are likely to require repayment to Tollgrade.
     3. Separation Package Contingent Upon Executive’s Execution Of This Agreement. The foregoing consideration shall be contingent upon Tollgrade’s receipt of the executed Release and the expiration of the seven (7) day revocation period, as described in Paragraph 4(a)(v) of this Release, without Executive having revoked this Release. Executive understands and agrees that he would not receive the Separation Package specified in Paragraph 2 above, except for his execution of this Release and the fulfillment of the promises contained herein.

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     4. Release Of Claims.
     a. Executive’s Release Of Claims Against Tollgrade.
     i. Executive, intending to be legally bound, knowingly and voluntarily releases and forever discharges Tollgrade Communications, Inc. and each of its past and present successors, parents and related corporations, assigns, subsidiaries, affiliates, and divisions and each of their past and present employees, officers and directors, (all such entities and persons being referred to collectively in this Release as the “Tollgrade Released Parties”) of and from any and all claims, whether known or unknown, which he or his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Release as “Executive”), have or may have against the Tollgrade Released Parties at any time up to the date and time of his execution of this Release, including, but not limited to, any alleged claims under his CIC Agreement, any alleged violation of any federal, state or local anti-discrimination law, any alleged violation of Sarbanes-Oxley Act, Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act of 1990, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Family Medical Leave Act, and The Pennsylvania Human Relations Act, all as amended; any other federal, state or local civil or human rights law; any other local, state or federal law, statute, regulation or ordinance; any claim based on public policy, contract (written or oral), tort or common law; any claim for punitive, compensatory, and liquidated damages; and any claim for costs, fees, and other expenses, including attorneys’ fees. This general release also includes, but is not limited to, claims arising under the Age Discrimination in Employment Act (“ADEA”). Executive understands that, by signing this Release, he is waiving all claims that he ever had or now has against the Tollgrade Released Parties that arose or may have arisen before he signs this Release.
     ii. Executive acknowledges that he has been told to consult with an attorney of his choosing prior to executing this Release and that he has done so. Without detracting in any respect from any other provision of this Release: (i) Executive agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights and claims he has or may have against the Tollgrade Released Parties, as set forth in Paragraph 4(a)(i) above and that he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms; and (ii) Executive agrees and acknowledges that the consideration provided to him under this Release is in addition to anything of value to which he is already entitled.
     iii. Executive waives his right to file any charge or complaint arising out of his employment with or separation from Tollgrade on his own behalf against the Tollgrade Released Parties before any federal, state or local court or any state or

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local administrative agency, except whereas such waivers are prohibited by law. This Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission concerning claims of discrimination, although Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where prohibited by law. Executive confirms that no claim, charge, complaint or action exists in any forum or form.
     iv. Executive understands that if this Agreement and General Release were not signed, Executive would have the right to voluntarily assist other individuals or entities in bringing claims against the Tollgrade Released Parties. Executive hereby waives that right and he will not provide any such assistance other than assistance in an investigation or proceeding conducted by a governmental agency. Tollgrade and Executive further agree that Executive may provide information pursuant to any valid subpoena.
     v. Executive acknowledges that he has been informed that he has, at his option, twenty-one (21) days in which to sign this Release and that he may knowingly and voluntarily waive said twenty-one (21) day period at any time before the end of said twenty-one (21) day period by signing the Release, in which event the Revocation Period (defined in the following sentence) shall commence on the date he executes the Release. Executive acknowledges that he has seven (7) days following the date on which he executes the Release within which to revoke it (the “Revocation Period”). Any revocation within this period must be submitted, in writing, to:
Joseph O’Brien, V.P. Human Resources
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024
and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be personally delivered to Joseph O’Brien, or his designee, or mailed to Joseph O’Brien at the above address, and postmarked within seven (7) days of execution of this Release. This Release shall not become effective or enforceable until the Revocation Period has expired. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in Pennsylvania, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. Tollgrade may revoke the Release at any time during the Revocation Period. Executive will not be eligible to receive the Separation Package under this Release and the same shall not

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become effective or legally enforceable, until the Revocation Period has expired with Executive electing not to revoke the Release.
     vi. Executive understands that, by entering into this Release, he will be limiting the availability of certain remedies that he may have against the Tollgrade Released Parties and limiting also his ability to pursue certain claims against the Tollgrade Released Parties.
     vii. It is further understood and agreed that Executive acknowledges and agrees that his employment with Tollgrade and all of its affiliates or related institutions has irrevocably ended and he agrees that at no time in the future shall he seek employment from Tollgrade or any of its affiliated or related institutions, successors or assigns.
     b. The Tollgrade Released Parties’ Release Of Claims Against Executive.
     i. The Tollgrade Released Parties, intending to be legally bound, knowingly and voluntarily releases and forever discharges Executive of and from any and all claims, whether known or unknown, which the Tollgrade Released Parties have or may have against the Executive at any time up to the date and time of his execution of this Release.
     5. Confidentiality. Executive agrees not to disclose any information regarding the existence or substance of this Release, except to an attorney with whom Executive chooses to consult regarding his consideration of this Release, unless he is required to do so under compulsion of law or process of law; provided he has given Tollgrade reasonable prior written notice thereof. Executive further agrees that he will not make any disparaging statements about Tollgrade to any current or former employees of Tollgrade, its clients, contractors, vendors, or to the media or to any other person. A disparaging statement is any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient to question the business condition, integrity, product and service, quality, confidence or good character of Tollgrade or its officers, directors or employees. The parties further agree that these confidentiality and non-disparagement provisions are essential to the Release, and that any breach of either of these provisions by Executive constitutes a material breach of this Release by Executive.
     6. Tollgrade Statements Regarding Executive. Tollgrade shall make a statement regarding Executive’s separation from the company to the effect that both parties mutually agreed that it was in their best interests to part ways and that the details and background of such agreement are confidential. Unless compelled to do so pursuant to applicable law, Tollgrade will limit responses to inquiries regarding Executive’s employment at the company to confirming his dates of employment and stating that further information is subject to confidentiality requirements of this Release.
     7. Tollgrade’s Rights To Reclaim In Event Of Executive Breach. In the event Executive voluntarily participates, or receives any benefits, in any proceeding, or if he fails to

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abide by any of the terms of this Release, Tollgrade may, in addition to any other remedies it has, including the right to cease payments hereunder, reclaim any amounts paid to him hereunder without waiving the Release granted herein, provided, that, Tollgrade shall not have the right to reclaim amounts paid to Executive hereunder with respect to a proceeding that seeks to challenge whether Executive knowingly and voluntarily waived his rights under the ADEA.
     8. Return of Company Property. Executive agrees to return all cell phones, Tollgrade files, documents, software, access keys, desk keys, ID badges and credit cards, and such other property of Tollgrade, (collectively “Tollgrade Property”) as Tollgrade may reasonably request, that is in Executive’s possession. The Tollgrade Property must be returned as soon as practicable but in no event later than September 21, 2009.
     9. Executive’s Continuing Obligation To Keep Tollgrade Information Confidential. Executive covenants, affirms and agrees that, from and after the date he executes this Release, he will not disclose any Proprietary and Confidential Information (as defined below), will not make use of the Proprietary and Confidential Information on his own behalf or on behalf of any third party, unless he is required to do so under compulsion of law or process of law; provided he has given Tollgrade reasonable prior written notice thereof.
          The term “Proprietary and Confidential Information” as used in this Release shall be defined as information or data in any form or medium, tangible or intangible, that Tollgrade possesses, uses or to which Tollgrade has rights, and includes information relating to Tollgrade’s business, employees, or the business of any of its related entities, corporations, partnerships, joint ventures, investors, employees, directors or customers. Executive acknowledges and agrees that Proprietary and Confidential Information also includes information developed by him in the course of his employment with Tollgrade, as well as other information to which he had access to (either with or without the consent of Tollgrade) in connection with his employment with Tollgrade. Proprietary and Confidential Information includes, by way of example, and without limitation, processes and procedures relating to Tollgrade’s techniques and business, products, improvements, formulas, inventions, flow charts, designs, drawings, plans, processes, procedure manuals, development, plans for future expansion or development, profits, reports, markets, sales, sales volume, methods, financial information, proposals, trade secrets, disbursements, costs, training programs, production volume, customers and prospective customers and lists of customers and prospective customers, identity of key personnel or other decision-makers in the employ of customers and prospective customers; information concerning amount or kind of investments by customers, knowledge of customers’ requirements, business dates regarding customers and suppliers, Proprietary and Confidential Information of customers; information concerning marketing strategies and plans, pricing information; information concerning Tollgrade’s computer programs, computer processing systems and techniques, computer software, system documentation, special hardware, business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements, inventions; any and all inventions and developments and Tollgrade-related inventions and developments; all records, files, memoranda, reports, and documents concerning or relating to its employees and/or its business; anything pertaining to various trade secrets as defined by law; and/or any information which, if disclosed, could adversely affect Tollgrade’s business.

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     Accordingly, Executive agrees that if he breaches or threatens to breach any portion of Paragraph 9 in the Release, Tollgrade shall be entitled, in addition to all other remedies that it may have: (i) to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Tollgrade; and (ii) to be relieved of any obligation to provide any further payment of Executive’s Separation Package.
     10. Non-competition and Non-Solicitation. Executive agrees that he will not, directly or indirectly, without the prior written permission of Tollgrade:
     a. during the Post-Employment Period (as defined below), for any reason with or without cause, directly or indirectly, either as an individual or on Executive’s account, or as a partner, investor, joint venturer, shareholder, officer, director or otherwise, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, an independent contractor for, promote, or in any manner be connected with, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Tollgrade within the United States; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under §12(g) of the Securities Exchange Act of 1934, as amended;
     b. whether for Executive’s own account or for the account of any other person, at any time during the Post-Employment Period, solicit business, patronage or orders of the same or similar type being carried on by Tollgrade from any existing customer of Tollgrade within the United States or from any person who was or is a customer of Tollgrade within the United States at any time during Executive’s employment at Tollgrade or during the Post-Employment Period, or attempt to seek or cause any of Tollgrade’s customers and clients to refrain from patronizing Tollgrade, whether or not Executive had personal contact with such person during and by reason of Executive’s employment with Tollgrade;
     c. whether for Executive’s own account or the account of any other person: (A) at any time during the Post-Employment Period, directly or indirectly, solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of Tollgrade at any time during the Post-Employment Period, or in any manner induce or attempt to induce any employee of Tollgrade to terminate his employment with Tollgrade; provided, however, that this provision shall not apply to any person whose employment by Tollgrade is involuntarily terminated by Tollgrade; or (B) at any time during the Post-Employment Period, interfere with Tollgrade’s relationship with any person, including any person who at any time during Executive’s employment at Tollgrade was an employee, contractor, supplier, or customer of Tollgrade;
     d. at any time during the Post-Employment Period, whether for Executive’s own account or the account of any other person, directly or indirectly, solicit, take away, or

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attempt to solicit business, or take away any of Tollgrade’s customers, clients, suppliers or patronage.
     For purposes of this section, the term “Post-Employment Period” means the one-year period following September 18, 2009 (i.e. through and including September 18, 2010).
     11. Integration and Prior Agreements. This Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including, without limitation, the CIC Agreement, Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to sign this Release, except for those set forth in this Release.
     12. Termination of Separation Package. In the event Executive becomes employed prior to September 1, 2010, Tollgrade’s obligation’s under paragraph 2(a) shall cease. Executive shall have the duty to timely report any such employment to Tollgrade.
     13. IRC Section 409A. The payment of the Separation Package is intended to be compliant with the requirements for deferral of income taxation under Code Section 409A.  Executive hereby acknowledges and agrees that Tollgrade may sever from the Separation Package any portion thereof that is not compliant with the requirements of Code Section 409A.
     14. Miscellaneous.
     a. All terms and statements herein are material and are part of the agreement between the parties including, without limitation, all terms which may be defined within the Preamble hereto.
     b. This Release may be signed/executed by the parties in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same document without affecting the enforceability of the same.
     c. If any provision of this Release is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Release shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law. However, if any portion of the general release language were ruled to be unenforceable for any reason, Tollgrade is released from its obligations under paragraph 2 above.
     d. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without application of principles of conflicts of law). Each party hereto hereby agrees that any claim or cause of action arising out of or in connection with this Release shall have exclusive jurisdiction and venue in state court in Pittsburgh, Pennsylvania, or the United States District Court for the Western District of Pennsylvania, whichever is proper.
     e. If any term, covenant or condition of this Release or the application thereof to any person or circumstances shall, to any extent, be illegal, invalid or

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unenforceable, the remainder of this Release or the application of such term, covenant or condition to any person or circumstances other than that as to which it shall be invalid or unenforceable, shall not be affected thereby, and each term, covenant and condition of this Release shall be valid and enforced to the fullest extent permitted by law.
     f. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Tollgrade. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Separation Agreement and General Release.
     g. Executive certifies that he has reported and has been paid for all hours worked.
     h. The titles of the various paragraphs of this Release are for convenience only and shall not be considered in construing this Release.
     i. This Release may only be amended or modified in writing by the parties hereto or their respective permitted successors or assigns.
EXECUTIVE HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.
HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION ENTERS INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ANY AND ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE TOLLGRADE RELEASED PARTIES. FACSIMILE SIGNATURES EXECUTED IN COUNTERPART WILL HAVE THE SAME FORCE AND EFFECT AS AN ORIGINAL SIGNATURE.
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     IN WITNESS HEREOF, the parties have executed this RELEASE as of the dates set forth below.
So Offered and Agreed:
Tollgrade Communications, Inc.

By:	/s/ Sara M. Antol	Date:	9/17/09

Sara M. Antol, General Counsel
So Accepted and Agreed:

/s/ Gary W. Bogatay, Jr.	Date:	9/17/09

Gary W. Bogatay, Jr.
Witness (who attests to the ability and competence of Executive to enter into this agreement)

Cindy Bogatay	/s/ Cindy Bogatay

Printed Name	Signature

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